UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Date of Report (Date of earliest event reported): April 10, 2026

ESG Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-259772	87-1918342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

433 East Hillendale Rd. Chadds Ford, PA	19317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	267-467-5871

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 10, 2026, ESG Inc., a Nevada corporation (the “Company”), entered into a Split-Off and Share Exchange Agreement (the “Split-Off Agreement”) with DCG China Limited (“DCG”), Christopher Alonzo (“Alonzo”), Ever Vast Development Ltd. (“Ever Vast”), and Weiwei Gao (“Gao”). Pursuant to the Split-Off Agreement, at the closing of the transactions contemplated thereby, the Company will distribute 100% of the issued and outstanding shares of ESG China Limited (“ESG China”) to DCG, Alonzo, Ever Vast and Gao in exchange for the surrender, redemption, retirement and cancellation of an aggregate of 10,432,800 shares of the Company’s common stock. The shares to be surrendered consist of 7,632,800 shares from DCG, 1,400,000 shares from Alonzo, 420,000 shares from Ever Vast, and 980,000 shares from Gao.

The Split-Off Agreement provides that, as among the parties, liabilities associated with ESG China and its downstream China operations are intended to remain with the applicable China operating entity or entities and not with the Company or its non-China affiliates. The Split-Off Agreement also includes contractual release provisions in favor of the Company and its non-China affiliates to the fullest extent legally effective among the parties.

The closing of the transactions contemplated by the Split-Off Agreement is subject to, among other things, approval by the Company’s Special Committee and Board of Directors, stockholder approval by written consent to the extent required or deemed advisable, completion of the applicable Schedule 14C process and waiting period, receipt of the shares to be canceled, and delivery of customary transfer documents for the ESG China shares.

In connection with the foregoing, DCG and Alonzo entered into a related Share Surrender, Support and True-Up Agreement solely to facilitate Alonzo’s delivery of the full 1,400,000 shares attributable to him for surrender and cancellation pursuant to the Split-Off Agreement. The foregoing description of the Split-Off Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Split-Off Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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ITEM 8.01. OTHER EVENTS.

Following the split-off of the Company’s China operations, the Company intends to continue its North America operating business through ESG Provisions, Inc. The Company’s current North America business activities include the development and commercialization of mushroom-based snack and alternative protein products, including mushroom chips, mushroom jerky, formed crisp products, and certain mushroom-based prepared food products.

Through ESG Provisions, Inc., the Company holds rights relating to the Moku brand mushroom jerky business and is evaluating a proposed product relaunch with a Louisville-based co-packer to support the reformulation, development and plant-trial validation of multiple mushroom jerky products. Any commercial manufacturing arrangement would remain subject to further agreement following completion of the plant trial.

The Company is also working with co-packers in Pennsylvania to evaluate and scale mushroom chip and formed crisp products based on bench sampling and related production development work, and is evaluating additional mushroom-based food brand and product opportunities for potential commercialization with third-party manufacturing partners in Pennsylvania. These activities are intended to support the Company’s continuing operations in North America. There can be no assurance regarding the timing or success of any product launch, commercial production arrangement, or acquisition opportunity.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Split-Off and Share Exchange Agreement, dated April 10, 2026, by and among ESG Inc., DCG China Limited, Christopher Alonzo, Ever Vast Development Ltd., and Weiwei Gao.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Zhi Yang
Zhi Yang
Chief Executive Officer
Date: April 13, 2026

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